EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOME PROPERTIES REPORTS
FOURTH QUARTER AND YEAR-END 2002 RESULTS
2002 Same-Store NOI Growth 3.6%

ROCHESTER, NY, February 7, 2003 — Home Properties (NYSE:HME) today released financial results for the quarter and year ending December 31, 2002. All results are reported on a diluted basis.

“Despite the very challenging operating environment for multifamily REITs that continued in 2002, Home Properties’ operating results compared favorably to the overall sector performance,” said Norman Leenhouts, Chairman and Co-CEO. “We were pleased that in 2002 the Company’s total return to shareholders of 16.6% ranked Home Properties second among the 17 publicly traded multifamily REITs, far exceeding the negative average return for the sector. We believe the Company’s net operating income growth for the year is the highest in the apartment REIT sector, confirming the soundness of our business strategy of repositioning apartment communities through capital improvement and upgrade programs. The Company’s consistent success is also a tribute to our strong geographic markets, unique culture, and conservative balance sheet and governance. We are confident that these attributes will help us weather the ongoing challenges in 2003.”

For the quarter ended December 31, 2002, Funds From Operations (FFO) was $16.6 million or $0.38 per share, compared with $37.1 million or $0.82 per share, for the quarter ended December 31, 2001. A reconciliation of FFO to GAAP net income is included in the financial data accompanying this press release. Results for the quarter and year ended December 31, 2002, reflect impairment and other charges relating to certain government assisted properties (“affordable properties”) in which the Company is a general partner, as described below. Excluding the impairment and other charges of $16.4 million (from total charges of $17.9 million, a $1.5 million charge was added back to FFO), FFO for the fourth quarter of 2002 would have been $35.3 million, or $0.76 per share, which is within the range of guidance the Company issued at the time of its third quarter 2002 earnings announcement.

For the year ended December 31, 2002, FFO was $121.7 million, or $2.62 per share, compared with $136.6 million, or $3.03 per share, in the prior year. For the full year 2002, excluding $16.4 million in impairment and other charges, FFO would have been $138.2 million or $2.97 per share, a 1.2% increase in total FFO from the prior year and a 2.0% decrease on a per share basis.

EPS for the quarter ended December 31, 2002, was a loss of $0.16 per share, compared with income of $0.50 per share for the quarter ended December 31, 2001. The decrease was primarily attributable to a combination of significant gains on disposition of real estate during the fourth quarter of 2001 and the impairment and other charges of $17.9 million recorded in the fourth quarter of 2002.

EPS for the year ended December 31, 2002, was $0.96, compared with $2.11 for the year ended December 31, 2001. The decrease was primarily attributable to the gain on disposition of real property in 2001 that was significantly higher than the real estate gains for 2002, the affordable property related charges recorded in 2002, and the preferred stock repurchase premium incurred in the second quarter of 2002.

Fourth Quarter Operating Results

For the fourth quarter of 2002, same-property comparisons (for 121 “Core” properties containing 34,464 apartment units owned since January 1, 2001) reflected an increase in rental revenues of 3.0%, an increase in total revenues of 2.9%, and a net operating income decrease of 3.1% from the fourth quarter of 2001. Property level operating expenses increased by 11.9%, primarily due to increases in natural gas utility costs, property insurance, and real estate taxes. “The increase in natural gas costs was not unexpected, as we experienced a very mild winter last year. This year’s gas costs actually came in below budget,” said David Gardner, Home Properties Chief Financial Officer. During the fourth quarter of 2001, the Company resolved a legal claim, which reduced Core insurance costs for the period by $2.1 million, which Gardner said made for a very tough quarter-over-quarter comparison. Average economic occupancy for the Core properties was 91.8% during the fourth quarter of 2002, down from 92.3% during the fourth quarter of 2001. Average monthly rental rates increased 3.5% to $853, compared to a year ago.

Occupancies for the 7,312 apartment units acquired between January 1, 2001, and December 31, 2002, (the “Recently Acquired Communities”) averaged 93.7% during the fourth quarter of 2002, at average monthly rents of $1,057.

Full Year Operating Results

For the year ended December 31, 2002, same-property comparisons for the Core properties showed an increase in rental revenue of 4.1% and a net operating income increase of 3.6% over 2001. Property level operating expenses increased by 5.1%, primarily due to increases in repairs and maintenance, personnel expense, property insurance, and real estate taxes, partially offset by reductions in natural gas utility expenses and snow removal costs. Average economic occupancy for the Core properties decreased from 93.6% to 92.0%, with average monthly rents rising 5.8%.

The yield on the Recently Acquired Communities during 2002 averaged 8.8% on an annualized basis (calculated as the net operating income from the properties, less an allowance for general and administrative expenses equal to 3% of revenues, all divided by the acquisition costs plus capital improvement expenditures in excess of normalized levels).

Interest and Dividend Income

Interest and dividend income decreased $228,000 during the fourth quarter of 2002 from the prior year quarter, resulting from a combination of decreased levels of financing to affiliates and a lower interest rate environment.

Acquisitions and Dispositions

During the fourth quarter of 2002, in three unrelated transactions, the Company acquired seven communities with a total of 653 apartment units, located in the Hudson Valley of New York and in Northern Virginia. Total consideration for the seven communities was $67.3 million, including closing costs, or an average of $103,000 per unit. Consideration for the properties included $59.9 million in cash and $7.4 million in assumed debt. The weighted average first year cap rate on the acquisitions closed in the fourth quarter of 2002 was 7.2%. (Note: The purchase price reported is before any fair market value adjustment for above market interest rate on debt assumed).

Included in the fourth quarter acquisitions referenced above is a transaction not previously reported in a news release. On December 16, 2002, the Company acquired The Sycamores, a 185-unit garden style apartment community in Reston, Virginia, for $20.3 million in cash. Built in 1979, the community is currently 96.8% occupied, with average rents of $1,082. The Sycamores is located in western Fairfax County, in the heart of an employment center known as the Dulles Corridor. It is located near the intersection of the Dulles Toll Road and Reston Parkway, the site of a planned metro station.

Also during the fourth quarter, the Company sold Springwood Gardens, a 77-unit property in Reading, Pennsylvania, for total consideration of $3.2 million. The weighted average first year cap rate on the sale is 8.6% (before a reserve for capital expenditures). A loss on sale of approximately $347,000 (before allocation of minority interest) was reported in the fourth quarter and is reflected in discontinued operations. In conformity with NAREIT guidelines, the gains or losses from real property are not included in reported FFO results.

Subsequent to the end of the fourth quarter, the Company sold two communities with a total of 552 units for $20.6 million, including closing costs, which equates to approximately $37,400 per unit. The buyer assumed $8.7 million in debt and paid $11.7 million in cash. The weighted average expected first year cap rate for these communities is 8.8%.

For the full year 2002, Home Properties acquired a total of 21 communities with a total of 4,492 units for total consideration of $415 million, or an average of approximately $92,400 per unit. During the same time period, the Company sold 12 properties with a total of 1,724 units for total consideration of $87 million, or an average of approximately $50,500 per unit. The weighted average expected first year cap rate for the acquired communities was 8.0% and for the disposed properties was 9.2%. Net acquisitions have resulted in a 7.1% increase in the number of apartment units wholly owned by the Company.

Sale of General Partnership Interests and Other Assets Associated with Affordable Properties

In 2000, Home Properties sold the development operations of its affordable housing activity while retaining general partner interests and other assets related to approximately 7,400 apartment units in 129 affordable communities for which it also conducted property management operations. The Company, including its equity affiliates, now intends to sell virtually all of the assets associated with its general partnership interest including principally loans, advances and management contracts. The Company recorded impairment charges aggregating $14.1 million in the 2002 fourth quarter. Such charges principally relate to reducing recorded amounts of the previously mentioned assets to estimated fair value. In addition, the Company recorded charges aggregating $3.8 million arising from the operating losses and other charges directly associated with the performance of these affordable properties due to the weak economy, which negatively affected the properties’ revenue and occupancy.

The Company intends to sell the assets in three phases:

Phase I consists of the Company’s interest in 37 properties containing 1,171 units, all New York State Rural Development properties, which are under contract to be sold. A closing is anticipated by the second quarter of 2003.

Phase II consists of the Company’s interest in 49 properties with 1,396 units, all Pennsylvania Rural Development properties. Several offers for these properties are under review. The Company hopes to close on this phase during the second half of 2003.

Phase III consists of the Company’s interest in the remaining 43 properties with 4,831 units, primarily located in Upstate New York and Pennsylvania, which will be aggressively marketed for sale. The Company’s plan is to have the interest in the properties under contract to be sold by the end of 2003 or early in 2004.

Losses anticipated in connection with the sale of the $30.2 million in assets (before impairment) related to the limited partnerships for which the Company is the general partner have been reflected in the $14.1 million impairment charges recorded in the fourth quarter of 2002. Gains on sale, if any, will be recognized when the sales actually occur.

“We concluded that our sole strategic focus should be on the direct ownership and management of market rate apartment communities, which is the business that generates more than 99% of the net income and FFO of the Company,” said Edward Pettinella, Home Properties Executive Vice President. “While the Company’s interests in affordable properties were largely profitable on a long-term basis, we believe that, by discontinuing our ownership in these assets and redirecting the time and resources it requires to our core business of owning and managing apartments, we will incrementally enhance shareholder value.”

Home Properties will continue to own and manage four affordable housing communities with 486 apartment units it currently owns directly.

Capital Markets Activities

During the fourth quarter of 2002, the Company raised $6.4 million by issuing additional shares (at an average cost of $31.10 per share) under its Dividend Reinvestment and Direct Stock Purchase Plan (“DRIP”). Approximately $4.8 million was from reinvested dividends and $1.6 million from optional cash purchases. No shares were repurchased during the quarter, although the Company continues to have Board authorization to buy back up to approximately 3.1 million shares of its common stock or OP units.

As of December 31, 2002, the Company’s ratio of debt-to-total market capitalization was 44.1%, with $35 million outstanding on its $115 million revolving credit facility and $8.8 million of unrestricted cash on hand. Mortgage debt of $1.3 billion was outstanding, at fixed rates of interest averaging 6.5% and with staggered maturities averaging approximately 8 years. Interest coverage averaged 2.8 times during the quarter; and the fixed charge ratio, which includes preferred dividends, averaged 2.3 times.

During the fourth quarter, the Company continued to take advantage of the lower interest rate environment by refinancing existing high rate mortgage loans. The Company closed on various non-recourse mortgage loans totaling approximately $237 million with interest at a weighted average rate of 5.1% and an average term of 6.1 years. These loans replaced $101 million of existing financing at a weighted average interest rate of 8.23%. The annual savings in interest expense on the $101 million is projected to exceed $3.1 million. The proceeds of $136 million were used to pay closing costs, repay existing indebtedness on the Company’s outstanding line of credit, fund fourth quarter acquisitions, and for other general corporate purposes. In connection with these transactions, an extraordinary item of approximately $3.2 million was incurred in the fourth quarter relative to prepayment penalties on the existing loans paid off before maturity. In conformity with NAREIT guidelines, extraordinary items are excluded when reporting FFO results.

The Company estimates its net asset value at December 31, 2002, to be approximately $33.49 per share (based on capitalizing the annualized and seasonally adjusted fourth quarter property net operating income net of a management fee at 8.75% and adding a 4% growth factor). The 8.75% capitalization rate, 0.25% lower than the previously quoted rate, is based on management’s assessment of current market conditions.

Outlook

The Company has reduced its FFO guidance for 2003 to a range of $2.91 to $3.01 per share, which will produce FFO growth per share of -2.0% to 1.3% when compared to 2002 results before impairment and other charges associated with the assets associated with its general partnership interest. This is reduced from a range of $2.97 to $3.17 provided at the time of the release of third quarter earnings. This change, mostly on the high end of the range, reflects management’s current assessment of economic and market conditions. In addition, the current guidance reflects the cost of expensing stock options, which reduces results by approximately $0.02 per share. The previous guidance assumed improvement in rental rates and economic occupancy starting in the third quarter of 2003. The current guidance assumes occupancy will not improve from 2002 results.

The quarterly breakdown for 2003 guidance on FFO per share results is as follows: First quarter $0.60 to $0.62; second quarter $0.75 to $0.78; third quarter $0.81 to $0.83; fourth quarter $0.75 to $0.78. Assumptions used for the 2003 projections are included with the published supplemental information and will be discussed on the conference call today at 11:00 AM Eastern Time.

Conference Call

The Company will conduct a conference call and simultaneous Webcast today at 11:00 AM Eastern Time to review the information reported in this release. To listen to the call, please dial 800-547-9328. A replay of the call will be available by dialing 800-633-8284 or 402-977-9140 and entering 21106007. Call replay will become available beginning at approximately 1:00 PM Eastern Time and continue until approximately 1:00 PM on Saturday, February 15th. The Company Webcast will be available live and archived by 2:30 PM through the “Investors” section of our Web site, www.homeproperties.com, under the heading, “Financial Information.”

The Company produces supplemental information that provides details regarding property operations, other income, acquisitions, sales, market geographic breakdown, debt, and net asset value. The supplemental information is available via the Company’s Web site or via facsimile upon request.

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities within anticipated budgets, the actual pace of future acquisitions, and continued access to capital to fund growth.

Home Properties is the sixth largest publicly traded apartment company in the United States. A real estate investment trust with operations in selected Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, and rehabilitates apartment communities. Currently, Home Properties operates 294 communities containing 51,289 apartment units. Of these, 41,224 units in 150 communities are owned directly by the Company; 8,061 units are partially owned and managed by the Company as general partner, and 2,004 units are managed for other owners. The Company also manages 2.2 million square feet of commercial space. For more information, view Home Properties’ Web site at www.homeproperties.com.

Tables to follow.

	Avg. Economic
Fourth Quarter Results	Occupancy		Q4 '02	Q4 '02 vs. Q4 '01
			Average
			Monthly	% Rental	% Rental
			Rent/	Rate	Revenue	% NOI
	Q4 '02	Q4 '01	Occ Unit	Growth	Growth	Growth
Core Properties(a)	91.8%	92.3%	$853	3.5%	3.0%	(3.1%)
Acquisition Properties(b)	93.7%	NA	$1,054	NA	NA	NA

TOTAL PORTFOLIO	92.2%		$887	NA	NA	NA

	Avg. Economic
Year-To-Date Results	Occupancy		2002	2002 vs. 2001
			Average
			Monthly	% Rental	% Rental
			Rent/	Rate	Revenue	% NOI
	2002	2001	Occ Unit	Growth	Growth	Growth
Core Properties(a)	92.0%	93.6%	$843	5.8%	4.1%	3.6%
Acquisition Properties(b)	93.0%	NA	$1,054	NA	NA	NA

TOTAL PORTFOLIO	92.2%		$869	NA	NA	NA

(a)     Core Properties includes 121 properties with 34,464 apartment units owned throughout 2001 and 2002.
(b)     Reflects 31 properties with 7,312 apartment units acquired subsequent to January 1, 2001.

HOME PROPERTIES OF NEW YORK, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data — Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2002	2001	2002	2001
Rental income	$101,486	$86,206	$378,133	$333,923
Other income — property related	3,054	3,522	13,316	12,954
Interest and dividend income	237	465	1,315	3,010
Other income	347	560	1,627	2,215

Total revenues	105,124	90,753	394,391	352,102

Operating and maintenance	44,199	35,291	165,087	147,026
General and administrative	3,891	3,250	12,649	10,542
Interest	20,350	17,197	77,314	65,699
Depreciation and amortization	18,199	16,725	66,388	61,917
Impairment of assets held as General Partner	3,183	--	3,183	--

Total expenses and charges	89,822	72,463	324,621	285,184

Income from operations	15,302	18,290	69,770	66,918
Gain (loss) on disposition of property	10	4,156	(356)	26,241
Equity in earnings of unconsolidated affiliates	(15,493)	106	(16,322)	61

Income (loss) before minority interest, discontinued
operations and extraordinary item	(181)	22,552	53,092	93,220
Minority interest	(1,464)	7,545	12,703	31,574

Income from continuing operations	1,283	15,007	40,389	61,646
Discontinued operations
Income from operations, net of minority interest	125	822	1,889	2,928
Gain on disposition of property, net of minority
interest	95	--	4,720	--

Income before extraordinary item	1,503	15,829	46,998	64,574
Extraordinary item, prepayment penalties, net of minority
interest	(2,023)	(68)	(2,059)	(68)

Net Income(loss)	(520)	15,761	44,939	64,506
Preferred dividends	(3,717)	(4,189)	(14,744)	(17,681)
Premium on Series B preferred stock repurchase	--	--	(5,025)	--

Net income (loss) available to common shareholders	($ 4,237)	$11,572	$25,170	$46,825

Reconciliation from net income available to common
shareholders to Funds From Operations:
Net income (loss) available to common shareholders	($ 4,237)	$11,572	$25,170	$46,825
Preferred dividends — convertible preferred stock	--	4,189	10,589	17,681
Premium on Series B preferred stock repurchase	--	--	5,025	--
Depreciation — real property	17,947	17,291	66,573	64,251
Depreciation — real property, unconsolidated	842	47	1,346	338
Impairment on general partner investment	1,470	--	1,470	--
(Gain) loss on disposition of property	(10)	(4,156)	356	(26,241)
Minority Interest	(1,464)	7,557	12,703	31,637
Minority Interest — income from discontinued operations	75	567	1,174	2,045
(Gain) loss on disposition of discontinued operations	(95)	--	(4,720)	--
Extraordinary item	2,023	68	2,059	68

FFO(1)	$16,551	$37,135	$121,745	$136,604

Weighted average shares/units outstanding:
Shares — basic	26,867.5	22,838.7	26,054.5	22,101.0
Shares — diluted	27,049.1	23,029.4	26,335.3	22,227.5
Shares/units — basic(2)	43,018.3	38,849.5	42,062.1	37,980.0
Shares/units — diluted(2)	43,199.9	45,536.6	46,466.4	45,063.6
Per share/unit:
Net income — basic	($ .16)	$.51	$.97	$2.12
Net income — diluted	($ .16)	$.50	$.96	$2.11
FFO — basic(3)	$.38	$.84	$2.63	$3.12
FFO — diluted(4)	$.38	$.82	$2.62	$3.03
AFFO(5)	$.26	$.70	$2.15	$2.58
Common dividend paid	$.61	$.60	$2.41	$2.31

Reconciliation of FFO including impairment charge to
FFO excluding impairment charge:
FFO including impairment charge	$16,551	$37,135	$121,745	$136,604
Charges related to non-real estate assets [$3,183 -
$1,470]	1,713	--	1,713	--
Impairment charge recorded by affiliates	14,716	--	14,716	--
Convertible preferred dividends	2,367	--	--	--

FFO excluding impairment and other charges associated with
the affordable properties	$35,347	$37,135	$138,174	$136,604

Shares/units — diluted	46,766.1	45,536.6	46,466.4	45,063.6
FFO excluding impairment charge-dilutive	$.76	$.82	$2.97	$3.03
(1)	FFO is defined as net income (calculated in accordance with generally accepted accounting principles) excluding gains or losses from sales of property or non-cash real estate impairment charge, minority interest and extraordinary items plus depreciation from real property. Other similarly titled measures may not be calculated in the same manner. This presentation assumes the conversion of dilutive common stock equivalents and convertible preferred stock.

(2)	Basic includes common stock outstanding plus operating partnership units in Home Properties of New York, L.P., which can be converted into shares of common stock. For the three-months ended December 31, 2002, diluted includes additional common stock equivalents. For the year-ended December 31, 2002 and the three-month and year-ended December 31, 2001 diluted includes additional common stock equivalents and Series B through E (in 2002) and Series A through E (in 2001) convertible cumulative preferred stock, which can be converted into shares of common stock.

(3)	FFO for the three-months ended December 31, 2002, as computed for basic is gross FFO of $18,918 and $37,135 in 2002 and 2001, respectively, less convertible preferred dividends of $2,367 and $4,189 in 2002 and 2001, respectively. FFO for the year-ended December 31, 2002 as computed for basic is gross FFO of $121,745 and $136,604 in 2002 and 2001, respectively, less convertible preferred dividends of $10,589 and $17,861 in 2002 and 2001, respectively. Gross FFO for the year-ended December 31, 2002 excludes the premium paid on the Series B preferred stock repurchase of $5,025.

(4)	FFO for the three-months ended December 31, 2002, as computed for diluted is basic FFO of $16,551 and $32,946 in 2002 and 2001, respectively, plus the Series A – E convertible preferred dividend of $4,198 in 2001. FFO for the year-ended December 31, 2002, as computed for diluted is basic FFO of $111,156 and $118,743 in 2002 and 2001, respectively, plus the Series B — E convertible preferred dividend of $10,589 in 2002 and Series A – E convertible preferred dividend of $17,861 in 2001. Gross FFO for year-ended December 31, 2002 excludes the premium paid on the Series B preferred stock repurchase of $5,025.

(5)	Adjusted Funds From Operations (“AFFO”) is defined as FFO less an annual reserve for anticipated recurring, non-revenue generating capitalized costs of $525 per apartment unit. AFFO is computed by reducing FFO for each period by the share of annual reserve for each period of: $5,483 for fourth quarter 2002; $5,075 for fourth quarter 2001; $21,932 for 2002; and, $20,300 for 2001. The resulting sum is divided by the weighted average shares/units on a diluted basis to arrive at AFFO per share/unit.

HOME PROPERTIES OF NEW YORK, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data — Unaudited)

	December 31, 2002	December 31, 2001

Real estate	$2,597,278	$2,135,078
Accumulated depreciation	(257,284)	(201,564)

Real estate, net	2,339,994	1,933,514
Cash and cash equivalents	8,782	10,719
Cash in escrows	45,735	39,230
Accounts receivable	7,576	8,423
Prepaid expenses	19,046	17,640
Investment in and advances to affiliates	19,475	42,870
Deferred charges	9,093	5,279
Other assets	6,565	6,114

Total assets	$2,456,266	$2,063,789

Mortgage notes payable	1,300,807	$960,358
Line of credit	35,000	32,500
Other liabilities	61,156	59,748

Total liabilities	1,396,963	1,052,606

Minority interest	333,061	341,854
Series B convertible preferred stock	--	48,733
Stockholders' equity	726,242	620,596

Total liabilities and stockholders' equity	$2,456,266	$2,063,789

Total shares/units outstanding:
Common stock	27,027.0	24,010.8
Operating partnership units	16,122.3	16,002.1
Series B convertible cumulative preferred stock*	--	1,679.5
Series C convertible cumulative preferred stock*	1,983.5	1,983.5
Series D convertible cumulative preferred stock*	833.3	833.3
Series E convertible cumulative preferred stock*	749.4	949.4

	46,715.5	45,458.6

*Potential common shares

_________________

For further information:

David Gardner, Senior Vice President and Chief Financial Officer, (585) 246-4113
Charis Copin, Vice President, Investor Relations, (585) 295-4237